Conmed Healthcare Management, Inc. Signs Contract with Caroline County, Maryland

Five-Year Contract With Initial Total Value of $1.8 Million

Hanover, Md. -- (BUSINESS WIRE) -- July 2, 2008 -- Conmed Healthcare Management, Inc. (OTCBB:CMHM - News) a leading full service provider of correctional facility healthcare services to county detention centers, today announced that it has signed a one-year contract, with four one-year renewal option periods, with Caroline County, Maryland effective August 1, 2008. The negotiated contract is valued at approximately $359,000 per year for a total of approximately $1.8 million over the life of the contract. After the initial one year period of the contract, rates for subsequent years are subject to 3.5% automatic annual increases and adjustments. Conmed now has healthcare service contracts with 17 of 23 Maryland counties.

Under terms of the contract, Conmed will provide an inmate medical services platform that includes staffing of nurses and physicians and ancillary services such as laboratory and diagnostic x-ray procedures. The Caroline County detention center formerly provided services by contracting with local physicians and hiring nursing staff as county employees to handle healthcare needs for the approximately 100 inmates of the facility.

Dr. Richard W. Turner, Chairman and Chief Executive Officer of Conmed, commented, “Signing the 17th Maryland county out of its 23 total counties is a reflection of the reputation we have earned for delivering quality, reliability and value for correctional facilities and their inmate populations in that state. We are proud of our track record in providing high quality healthcare services, and look forward to assuming management of medical services for the inmates at the Caroline County detention center. The contract, which is primarily for physician, nursing and ancillary services, fits well with Conmed’s growth strategy and our overall business model.”

Caroline County, on Maryland's Eastern Shore, is located midway between Maryland's northern and southern borders. It shares its eastern border with Delaware and has a total population of approximately 30,000.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the Sate of Maryland, and with the addition of Caroline County services detention centers and correctional facilities in thirty-one counties in five states, including Washington, Oregon, Kansas, Virginia, and Maryland. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the company's plans, objectives, expectations and intentions; and (ii) other statements identified by words such as "may", "could", "would", "should", "believes", "expects", "anticipates", "estimates", "intends", "plans", "projects", "potentially" or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties including those contained in its public filings. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control including, without limitation, the Company's ability to increase revenue and to continue to obtain contract renewals and extensions.

Contact:
Conmed Healthcare Management, Inc.
Thomas W. Fry, 410-567-5520
Chief Financial Officer
tfry@conmed-inc.com

or
Hayden Communications
Peter Seltzberg, 646-415-8972
peter@haydenir.com

or
Brett Maas, 646-536-7331
brett@haydenir.com